Exhibit 10.2

August 3, 2022

Brad Herring

        Re:    Employment Separation

Dear Brad:

This letter (the “Agreement”) confirms the terms of the offer made to you by Shift4 Payments Inc. (the “Company”) regarding the separation of your employment, effective as of 5:00PM EST on August 5, 2022 (the “Separation Date”). If you sign and return this letter to me on or before August 23, 2022, it shall become a binding agreement between you and the Company, and you will receive the separation benefits described herein. If you do not timely sign and return it, or if you revoke it in accordance with the terms of Section 8(d), below, you will receive no payments or benefits from the Company after the Separation Date.

Your employment with the Company was terminated effective as of the Separation Date. The Company wishes to provide certain severance benefits to you, to assist you while you pursue other opportunities, and you wish to receive such severance benefits. Therefore, for the receipt of good and adequate consideration, you and the Company agree as follows.

1.    Return of Company Property. You have returned all property of the Company including, without limitation, confidential information or copies of such information, or other documents or materials, equipment, or other property belonging to the Company.

2.    Accrued Wages and Expenses. As soon as reasonably practicable following the Separation Date, the Company shall pay to you an amount equal to all earned wages owed to you through the Separation Date, including accrued, unused vacation or paid time off, base pay, bonuses and incentive compensation. You will submit for reimbursement in accordance with the Company’s expense reimbursement policies and practices all unreimbursed business expenses incurred by you, so that the Company may promptly pay you.

3.    Transition Services. You will continue to provide transition services as a consultant for a period of four weeks following the Separation Date. You will provide the following agreed-upon consulting services for approximately ten hours per week with regard to the business and operations of the Company: (i) consultation and participation with Company matters as reasonably requested by the Company; (ii) consultation and assistance with respect to services performed during the course of your employment with the Company; and (iii) communication of a message to key employees, customers and suppliers consistent with the direction of the Board of Directors or the Chief Executive Officer of the Company (collectively, the “Services”). In addition, you agree to cooperate reasonably with the Company in accomplishing a smooth and orderly transition of your prior employment responsibilities to other employees of the Company, particularly including pending maters on which you have the principal knowledge and background information.

4.    Severance Payments. In consideration for your continued compliance with the Restrictive Covenants, within five (5) business days of the Effective Date as defined in Section 8(d), below, the Company will reinstate you to its payroll and will pay to you an aggregate amount equal to $370,833, which shall be payable in installments during the period commencing as of the Effective Date and ending on December 31, 2022, in accordance with the Company’s normal payroll practices and less applicable taxes, garnishments or other withholding required by law or authorized by you.

5.    COBRA. Subject to your valid election to continue healthcare coverage under Section 4980B of the Code and the regulations thereunder, the Company will continue to provide group health coverage to you and your dependents based on your elections under the Company’s group health plans in effect immediately prior to the Separation Date and at the same cost to you that would have applied if your employment had not ceased (the “Benefit Continuation”), which Benefit Continuation shall be provided during the period commencing on the Separation Date and ending on the earlier to occur of (a) December 31, 2022 and (b) the date you become eligible for healthcare coverage from a subsequent employer.

6.    Restricted Stock Units. As of the Separation Date, you held the restricted stock unit awards as indicated in the Report attached as Exhibit A hereto (the “RSU Awards”). Notwithstanding anything to the contrary in the applicable equity plans, notices of grant and restricted stock unit or other equity award agreements (such award agreements, the “Award Agreements”), your RSU Awards will remain outstanding and eligible to be settled at the same time such RSU Awards would otherwise have settled had you remain employed on the applicable vesting date in accordance with their terms (without regard for any requirement of continued employment); and, provided, further, that. notwithstanding the foregoing, if you violate the Restrictive Covenants (as defined below) all RSU Awards that have not theretofore settled shall be immediately forfeited and the Company may require you to disgorge or return to the Company any RSU Awards and/or the shares issuable pursuant thereto, including any amounts or profits realized by you in connection with such RSU Awards or the sale of shares issuable pursuant thereto..
7.    Acknowledgment of Your Continuing Obligations to the Company. In conjunction with your employment by the Company, you are subject to certain restrictive covenants as set forth in the Award Agreements and in Sections 10 and 12 hereof (the “Restrictive Covenants”); provided, that, notwithstanding the foregoing, the Company hereby agrees to waive any post-termination non-competition restrictions set forth in the Award Agreements and you shall no longer be subject thereto. You acknowledge and agree to comply with all continuing obligations under the Restrictive Covenants, including but not limited to your obligations with respect to proprietary information, Company inventions, to return Company documents, not to disparage the Company or its representatives and not to solicit or attempt to solicit any employee, consultant or independent contractor of the Company. Notwithstanding the foregoing, or anything contained in the Restrictive Covenants, you acknowledge that you will not be held criminally or civilly liable for (a) the disclosure of confidential or proprietary information or trade secrets that is made in confidence to a government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (b) disclosure of confidential or proprietary information or trade secrets in a made in a complaint or other document filed in a lawsuit or other proceeding under seal or pursuant to court order. In the event you materially breach any Restrictive Covenants, your right to the payments and benefits set forth in Sections 4 and 5 above will immediately cease and you shall promptly reimburse the Company for the value of any such payments or benefits provided.

8.    General Release. You agree not to sue, or otherwise file any claim against, the Company or any of its directors, officers, managers, employees or agents for any reason whatsoever based on anything that has occurred as of the date you sign this Agreement.

a)    On behalf of yourself and your executors, administrators, heirs and assigns, you hereby release and forever discharge the “Releasees” hereunder, consisting of the Company, and each of its owners, directors, officers, managers, employees, agents and insurers, and all persons acting by, through, under or in concert with them, or any of them, of and from any and all manner of action or actions, cause or causes of action, in law or in equity, suits, debts, liens, contracts, agreements, promises, liability, claims, demands, damages, loss, cost or expense, of any nature whatsoever, known or unknown, fixed or contingent (hereinafter called “Claims”), which you now have or may hereafter have against the Releasees, or any of them, by reason of any matter, cause, or thing whatsoever from the beginning of time to the date hereof, including, without limiting the generality of the foregoing, any Claims arising directly or indirectly out of, relating to, or in any other way involving in any manner whatsoever your employment by the Company or the separation thereof, including without limitation any and all claims arising under federal, state, or local laws relating to employment, claims of any kind that may be brought in any court or administrative agency, any claims arising under the Age Discrimination in Employment Act ("ADEA"), as amended, 29 U.S.C. § 621, et seq.; the Title VII of the Civil Rights Act of 1964, as amended by the Civil Rights Act of 1991, 42 U.S.C. § 2000 et seq.; the Equal Pay Act, as amended, 29 U.S.C. § 206(d); the Civil Rights Act of 1866, 42 U.S.C. § 1981; the Family and Medical Leave Act of 1993, 29 U.S.C. § 2601 et seq.; the Americans with Disabilities Act of 1990, 42 U.S.C. § 12101 et seq.; the False Claims Act , 31 U.S.C. § 3729 et seq.; the Employee Retirement Income Security Act, as amended, 29 U.S.C. § 1001 et seq.; the Worker Adjustment and Retraining Notification Act, as amended, 29 U.S.C.  § 2101 et seq. the Fair Labor Standards Act, 29 U.S.C. § 215 et seq., the Sarbanes-Oxley Act of 2002; the Georgia Fair Employment Practices Act; the Pennsylvania Human Relations Act, the Pennsylvania Whistleblower Law, and the Philadelphia Fair Practices Ordinance; Claims for breach of contract; Claims arising in tort, including, without limitation, Claims of wrongful dismissal or discharge, discrimination, harassment, retaliation, fraud, misrepresentation, defamation, libel, infliction of emotional distress, violation of public policy, and/or breach of the implied covenant of good faith and fair dealing; and Claims for damages or other remedies of any sort, including, without limitation, compensatory damages, punitive damages, injunctive relief and attorney’s fees.

b)    In accordance with the Older Workers Benefit Protection Act of 1990, you acknowledge that you are aware of the following:

(i)    This paragraph, and this Agreement are written in a manner calculated to be understood by you.

(ii)    The waiver and release of claims under the ADEA contained in this Agreement does not cover rights or claims that may arise after the date on which you sign this Agreement.

(iii)    This Agreement provides for consideration in addition to anything of value to which you are already entitled.

(iv)    You have been advised to consult an attorney before signing this Agreement.

(v)    You have been granted twenty-one (21) days after you are presented with this Agreement to decide whether or not to sign it. If you execute this Agreement prior to the expiration of such period, you do so voluntarily and after having had the opportunity to consult with an attorney, and hereby waive the remainder of the twenty-one (21) day period.

(vi)    You have the right to revoke this Agreement within seven (7) days of signing it. In the event this Agreement is revoked, it will be null and void in its entirety, and you will not receive the benefits of this Agreement.

If you wish to revoke this Agreement, you must deliver written notice stating that intent to revoke to Jordan Frankel at jfrankel@shift4.com on or before 5:00 p.m. on the seventh (7th) day after the date on which you sign this Agreement. The eighth day following your execution of this Agreement shall be the “Effective Date.”

9.    Requests for References. All external requests for references should be directed to Human Resources, who/which will confirm only your job title and dates of employment.

10.    Confidentiality. You acknowledge that during your employment with the Company, you acquired and developed knowledge of and information constituting or concerning confidential or proprietary information of the Company; except as otherwise provided in this Agreement, you will not to disclose any such information to any person, firm, corporation, association or other entity for any reason or purpose whatsoever unless authorized in advance in writing to do so by the Company, or to use any such information for your own benefit or the benefit of any person, firm, corporation, association or other entity, for so long as such information is or remains confidential and is not generally known to the public or in the industry, excluding disclosure to the public through unlawful means.

11.    Employee’s Representations. You represent and warrant that:
a)    You have returned to the Company all Company property in your possession;
b)    You are not owed wages, commissions, bonuses or other compensation, other than as set forth in this Agreement;
c)    During the course of your employment you did not sustain any injuries for which you might be entitled to compensation pursuant to worker’s compensation law; and
d)    You have not initiated any adversarial proceedings of any kind against the Company or against any other person or entity released herein, nor will you do so in the future, except as specifically allowed by this Agreement.
12.    Non-Disparagement.    You agree not to disparage or defame the Company, its directors, officers and employees, Company products or services, or any other Releasee, publicly or privately, directly or indirectly through others, by use of any words, actions, gestures or medium, including but not limited to on social media or other internet site, and you agree that you otherwise will refrain from making any direct or indirect public comments or statements about the Company, its directors, officers and employees, Company products or services, or any Releasee. For the purposes of the preceding sentence, “public” statements are those which are intended to be disseminated or that could reasonably be expected to be disseminated directly or indirectly to the public. Notwithstanding the foregoing, nothing in this Section 12 or this Agreement shall prevent you from (a) testifying truthfully in response to a subpoena or other legal process; (b) discussing terms and conditions of your employment with the Company, as permitted by the National Labor Relations Act, including but not limited to discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that you have reason to believe is unlawful; or (c) communicating directly with, cooperating with, or providing information to, any federal, state or local government regulator, including, but not limited to, the U.S. Securities and Exchange Commission, the U.S. Commodity Futures Trading Commission, or the U.S. Department of Justice.

13.    Severability. The provisions of this Agreement are severable. If any provision is held to be invalid or unenforceable, it shall not affect the validity or the enforceability of any other provision. You represent that you have thoroughly read and considered all aspects of this Agreement, that you understand all of its provisions, and that you are voluntarily entering into this Agreement.

14.    Governing Law and Attorneys’ Fees. This Agreement will in all respects be interpreted, enforced and governed under the laws of the State of Delaware, without regard to the conflicts of laws rules thereof. In the event that any dispute shall arise among the Company and you as to any matter or thing covered hereby or as to the meaning of this Agreement or your employment with the Company, or to any state of facts which may arise, same shall be settled by the agreement of such parties, or if they are unable to agree, same shall be settled, upon written demand of any party hereto, by arbitration in Wilmington, Delaware before a single arbitrator, selection of the arbitrator and the conduct of the arbitration to be in accordance with the rules of the American Arbitration Association.  Any award or decision rendered shall be made by means of a written opinion explaining the arbitrator’s reasons for the award or decision, and the award or decision shall be final and binding upon the parties.  The arbitrator may not amend or vary any provision of this Agreement.  Judgment upon the award or decision rendered by the arbitrator may be entered in any court of competent jurisdiction. Refusal of any party to arbitrate shall entitle any other party hereto to specifically enforce this Agreement in a court of competent jurisdiction, and as a result of said refusal to arbitrate, the remaining parties shall be entitled to receive costs, reasonable attorney’s fees and their share of the arbitration fee, if any, on a pro-rata basis.  Arbitration by the parties shall take place at a time and place as may be agreed upon, but if no agreement shall be reached, then at the offices of the Company’s attorneys at a time selected by the arbitrator. If the arbitrator determines, in his or her absolute discretion, that any party has (i) been in default hereof, (ii) instituted the arbitration proceeding without reasonable cause, or (iii) has taken an action or failed to take an action without reasonable cause which warranted the institution of the arbitration proceeding (each a “Defaulting Party”), as the case may be, the arbitrator shall have the right to award to the party or parties injured by such conduct an amount equal to the reasonable attorney’s fees and costs incurred by such injured party in such proceedings, together with the actual cost of such arbitration proceedings itself.  If the Defaulting Party does not pay to the other party the arbitration award within ten (10) days of written demand therefor, and the other party shall institute suit in a court of competent jurisdiction to enforce said decision, the Defaulting Party shall pay to the other party the reasonable attorney’s fees and court costs incurred in such action. Nothing in this Section 14 is intended to preclude any party hereto from seeking, in an action in a court of competent jurisdiction, (i) specific performance of an obligation of any other party, or (ii) enforcement of rights hereunder after the entry of an Arbitration Award.

15.    Integrated Agreement. This Agreement, together with the Restrictive Covenants, sets forth the entire agreement between you and Company and supersedes and replaces any and all prior oral or written agreements or understandings between you and Company. You represent that you have signed this Agreement voluntarily.

16.    Amendment of this Agreement. This Agreement may not be altered, amended, or modified except by a further written document signed by you and an authorized representative of Company.

17.    Execution in Counterparts. This Agreement may be executed in counterparts with the same force and effectiveness as though executed in a single document. Facsimile signatures shall have the same force and effectiveness as original signatures.

    If the above terms are agreeable to you, please date and sign the original of this letter in the place indicated below and return it to me on or before August 23, 2022.

Very truly yours,

SHIFT4 PAYMENTS, INC.

Accepted and agreed to on this 3rd day of August 2022.

/s/ Brad Herring
Brad Herring

Exhibit A
RSU Awards

Vesting/Settlement Date	Restricted Stock Units
12/08/2022	4,226
03/09/2023	12,448
06/08/2023	5,798
12/08/2023	4,228
03/09/2024	12,449
12/08/2024	2,309
03/09/2025	9,536
Total Equity Consideration:	50,994